Exhibit 10.1

                             CO2 Purchase and Sale
                                   Agreement


  WHEREAS, High Plains Corporation (hereinafter referred to as "SELLER") operates an ethanol production facility in York, Nebraska which produces as a by-product raw carbon dioxide (CO-2) in gaseous form; and

  WHEREAS, EPCO Carbon Dioxide Products, Inc. ("EPCO") will be manufacturing liquid CO2 at a CO2 Liquefaction Plant to be constructed by EPCO on premises leased or owned by EPCO in York, Nebraska; and

  WHEREAS, EPCO desires to purchase Raw CO-2 gas from SELLER; and

  WHEREAS, SELLER desires to sell such CO-2 gas on the terms and conditions set forth in this agreement;

  NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, superceding all prior agreements:

  1.  Definitions:
    (a) EPCO CO2 Plant - The CO2 Liquefaction Plant to be constructed by EPCO in York, Nebraska;

    (b) SELLER'S Facility - The ethanol production facility and related operations located on the premises of SELLER in York, Nebraska which produces as a by-product quantities of CO-2 in gas form;

    (c) Contract year - shall mean a twelve (12) month period beginning on the first day of the first month after the EPCO CO2 Plant begins producing food grade liquid CO2, and every year thereafter for succeeding periods of twelve (12) months.

    (d) Matchpoint - The flange or other point on the necessary services and process facility conduits into and out of the EPCO CO2 Plant Site and shown on Exhibit A. Installation costs on the EPCO CO2 Plant side of the Matchpoint shall be borne by EPCO. Installation costs on the SELLER'S Facility side of the Matchpoint will be borne by SELLER.
         EPCO will fund the costs for SELLER'S improvements and will recover those costs in the form of deductions from the funds due to SELLER from the first product sales. Unless agreed otherwise, this Matchpoint shall be located as near as practicable to the boundary of the EPCO CO2 Plant Site.

    (e) SELLER'S Facility Site - That parcel of land constituting the entire premises upon which the SELLER'S Facility in York, Nebraska is located, all as more particularly t out and described on Exhibit B, attached hereto and made a part hereof.

    (f) EPCO CO2 Plant Site - a parcel of land designated by EPCO on which its CO-2 Plant Site is located all as more particularly set out and described on Exhibit B, attached hereto and made a part hereof.

  2. Term: The primary term of this agreement shall begin on the first day of operation of the EPCO CO-2 Plant and shall end on the last day of the tenth contract year thereafter. Provided, however, that this agreement shall automatically renew for additional term(s) of 5 years each until either SELLER or EPCO provides written notification of termination to the other at least six months prior to the end of the primary or any renewal term. Should SELLER during the initial term of this contract, or any extension thereto, file a voluntary petition under any chapter of the United States Bankruptcy code, or if a petition in Bankruptcy or under any debtors relief law shall be filed against SELLER, or if SELLER becomes insolvent, or if proceedings are begun by or against SELLER seeking the appointment of a receiver, or if SELLER should cease operations for a period of more than thirty consecutive days, except for events of Force Majeure, then EPCO shall have the right to terminate this agreement and retain all money owed by it to SELLER.

  3. Quantity and Price: SELLER agrees to supply to EPCO at the Matchpoint at 6 p.s.i.g. at least 200 tons of CO-2 gas per day. The price for such CO2 shall be $7.00 per short ton.

  4. Take or Pay Minimum: EPCO agrees to Take or Pay ("Take or Pay") for, whether taken or not, a minimum of 70% of 200 short tons, or 140 short tons per day, of CO2 during each six month period of this contract. EPCO's obligation to Take or Pay shall abate in the event of force majeure or cessation of operation of SELLER'S facility.

  5. Measurement: The quantity of CO2 gas purchased by EPCO shall be measured by the number of tons of liquid CO-2 produced by EPCO's plant, determined on certified truck and rail scales located on the EPCO Plant Site. Title to and risk of loss of CO2 gas shall pass from SELLER to EPCO at the Matchpoint, as defined herein, but the quantity of CO-2 sold and purchased shall nonetheless be measured on the truck and rail scales stated above. EPCO will furnish certified Bills of Lading to SELLER, omitting the customer names and addresses, which shall establish the billable tons of product used by EPCO. EPCO shall not vent CO2 gas, and shall maximize recovery of condensation gas.
      EPCO shall keep a record of daily production, and of each individual shipment, a copy of which shall be given to SELLER on a daily basis. SELLER shall have the right to an independent audit of production and shipment information at SELLER's sole expense.
      SELLER is hereby granted a security interest in EPCO's inventory of all finished product prior to sale, to secure any amounts due SELLER. SELLER shall be entitled to purchase up to 10 tons of finished CO2 liquid product per day during the term of this agreement for $26.50 per ton utilized. High Plains will be furnished copies of any product quality tests performed by EPCO.

  6. Payment and Terms: SELLER shall bill EPCO monthly for the Tons of Product shipped from the EPCO Facility. EPCO shall pay net thirty (30) days from billing date.

  7. Force Majeure: Neither party shall be liable for failure to perform or for delay in performing this Agreement, where such failure or delay is occasioned by events constituting force majeure, and the parties shall use all reasonable efforts to minimize the duration of any event of force majeure. For purposes of this agreement force majeure shall include the following: (a) fire, explosion, strike, lock-out, labor dispute, casualty, accident or mechanical failure(s); (b) lack or failure in whole or in part of transportation facilities; (c) storm, flood or drought; (d) acts of God or of the public enemy, war, riots, police action, or civil commotion. The party asserting that an event of force majeure has occurred shall send the other party notice thereof by cable, telecopy or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure, and the parties shall use all reasonable efforts to minimize the duration of any event of force majeure.

      In the event of force majeure affecting SELLER, EPCO shall have the right to the first 200 tons of CO2 per day produced by the SELLER'S Plant.

      It is agreed that if the SELLER'S Facility or EPCO's Plant is destroyed by some force beyond their control, they shall not be required to rebuild their facility and this Agreement will be terminated without penalty.

  8. Confidentiality and Non-Competition: The parties hereby acknowledge that in the course of engaging in the sale and purchase of CO-2 gas at the York, Nebraska location, each will have access to Confidential Information which includes but is not limited to each other's business, the identity of customers, the quantity of liquid CO-2 used by such customers, shipping records, pricing, customer lists, production methods, technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, information regarding actual and potential customers of each party and actual and potential suppliers of each party. The parties agree that all such Confidential Information shall be kept secret and confidential.

      The parties further acknowledge that violation of the provisions of this Section shall constitute irreparable injury and shall entitle the non-violating party to temporary preliminary and/or permanent injunctive relief, in addition to any other remedy at law or in equity.

  9. Insurance: Prior to construction of the CO-2 Liquefaction Plant EPCO shall furnish SELLER Certificates of Insurance with thirty days notice of cancellation and/or change in coverage clause as evidence of the following coverages:

      1. Worker's Compensation as prescribed by law and Employer's Liability Insurance with a limit of not less than $1,000,000 per person and $1,000,000 per accident;

      2. Comprehensive Public Liability and Automobile Liability, including broad form contractual liability provision to cover any liability assumed by EPCO under this Contract, with a combined single limit of $5,000,000 Property Damage and Bodily Injury;

      3. SELLER shall be named as an additional insured on these policies of insurance.

  10. Assignment: Subject to the terms and conditions set forth herein, no assignment by the parties of all or part of its rights and obligations shall be made without the consent of the non-assigning party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event the SELLER sells its Facility in York, Nebraska EPCO may, at its sole option, terminate this agreement without any penalty.

  11. Entire Agreement: The entire Agreement is contained herein and there are no oral promises, representations, or other warranties affecting it. No amendment or modifications of any of the terms and provisions of this Agreement shall be binding upon either SELLER or EPCO unless the same be expressed in writing and signed by both parties.

  12. Miscellaneous: This Agreement and the agreements referred to herein comprise the entire agreement between the parties relating to the subject matter hereof and there are no agreements, understandings, conditions, warranties or representations concerning the subject matter hereof which are not set forth or referred to herein. Headings are for reference only, and do not affect the meaning of any paragraph. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The failure of either party to require strict compliance with any of the terms and conditions of this agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this agreement.

  13. Notices: Notices and other communications between the parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the parties hereto at the addresses set forth below:

       To SELLER:    High Plains Corporation
                     200 West Douglas, Suite 820
                     Wichita, Kansas 67202

       To EPCO:      EPCO Carbon Dioxide Products, Inc.
                     1500 Lamy Lane
                     Monroe, Louisiana  71201
                     Telephone: (318) 361-0870
                     FAX: (318) 361-0047

       All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is five (5) calendar days after the date on which deposited or sent, if sent by mail or telegraph. Each party hereto may change its address for purposes hereof by Notice given to the other party in the manner prescribed herein.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, this 6th day of November, 1997.


                                           EPCO CARBON DIOXIDE PRODUCTS, INC.



                                           By: s/Eric P. Wiesemann
                                                President
Attest:


s/Emmett W. Averett
Secretary


                                           HIGH PLAINS CORPORATION



                                           By: s/Christopher G. Standlee

                                           Title:  Vice President

Attest:


s/H.T. Ritchie
Secretary



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                               LEASE AGREEMENT

This Lease Agreement, ("Agreement"), is made and entered into as of the 6th day of November, 1997, between High Plains Corporation ("High Plains"), with offices at 200 W. Douglas, Suite 820, Wichita, KS 67202, and EPCO Carbon Dioxide Products, Inc. ("EPCO"), with offices at 1500 Lamy Lane, Monroe, Louisiana 71201.

WHEREAS, EPCO and High Plains have entered into an agreement whereby High Plains will sell to EPCO and EPCO will purchase from High Plains raw gaseous CO2 produced at High Plains ethanol production facility located in York, Nebraska;

WHEREAS, EPCO desires to lease from High Plains certain land and improvements thereon, upon which EPCO desires to construct and operate a liquefaction plant; and

WHEREAS, High Plains desires to lease to EPCO certain land and improvements thereon and allow EPCO to construct and operate a liquefaction plant on one of the Properties;

NOW, THEREFORE, in consideration of the foregoing promises, the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS:

(a)	CO2 Purchase and Sale Agreement shall mean the CO2 Purchase and Sale
Agreement entered into by High Plains and EPCO, dated November 6, 1997.

(b)	Contract Year shall mean a twelve (12) month period beginning on the first day that EPCO begins to manufacture liquid CO2 and every year thereafter for succeeding periods of twelve (12) months.

(c) EPCO's Liquefaction Plant shall mean the CO2 liquefaction plant, owned by EPCO and to be located on Exhibit A Property owned by High Plains and leased to EPCO.

(d) High Plains' Facility shall mean the ethanol production facility and related operations located on the premises of High Plains in York, Nebraska, which produces as a byproduct quantities of CO2 in gaseous form.

2.	PROPERTY LEASED: High Plains hereby leases to EPCO and EPCO hereby leases from High Plains a parcel of land, ("Property"), the location of which is more particularly described in Exhibit A, attached hereto and made a part of this Agreement.

3.	TERM: The primary term of this Agreement shall begin on the date of execution of this Agreement and shall end on the close of business of the last day of the tenth Contract Year. Within 30 days after EPCO begins producing liquid CO2, EPCO shall provide High Plains written notice of the date on which EPCO began producing liquid CO2. This Agreement shall automatically renew for successive five-year terms which shall be concurrent with the Contract Years, unless written notice is given by either party of its intent not to renew at least six (6) months prior to the expiration of the then current term.

4.	USE OF THE PREMISES:

(a)	High Plains agrees to lease the Property to EPCO only for the purposes of constructing, operating, maintaining, disassembling, and removing EPCO's Liquefaction Plant and for transporting EPCO's products to and from EPCO's Liquefaction Plant as well as parking, storing and maintaining trucks, trailers and other vehicles used in operating EPCO's Liquefaction Plant. The adjoining pipeline shall be used only to carry raw CO2 gas from High Plains' ethanol plant to EPCO's Liquefaction Plant.

(b)	EPCO may, at EPCO's sole expense, construct improvements on the
Property. All buildings and any alterations or modifications to the Property shall comply with OSHA or other applicable regulations or local codes in the jurisdiction in which the Property is located.

(c) EPCO agrees to obtain from the appropriate governmental agencies, at EPCO's sole expense, any and all permits, licenses, and the like, required to permit EPCO to construct the improvements and to otherwise occupy the Property for the purposes stated in paragraph 4 of this Agreement.

(d)	EPCO shall make all repairs and do all acts of maintenance in or upon the Property as it becomes necessary during the term of this Agreement to ensure the Property remains in compliance with all applicable regulations or local codes in the jurisdiction in which the Property is located. EPCO shall be responsible for fencing the Liquefaction Plant. Existing fencing may be used, but any relocation or maintenance of fencing shall be the responsibility of EPCO. All fencing shall remain the property of High Plains upon termination of this Lease Agreement. EPCO further agrees to purchase from High Plains the spare truck scale currently located on High Plains facility for the agreed sum of $20,000.00.

(e)	Once construction of any improvement upon the Property has begun by
EPCO, EPCO shall with reasonable diligence prosecute the work to completion.

5.	WARRANTIES BY EPCO:

(a)	EPCO represents and warrants that EPCO is familiar with and has knowledge of applicable and relevant environmental, health, and safety laws, statutes, regulations, and ordinances, whether federal, state, or local, pertaining to the handling, storage, use, transportation, or other disposition of gaseous CO2 and liquid CO2. EPCO hereby assumes full responsibility for handling, storage, use, transportation, or other disposition of gaseous CO2 and liquid CO2 in compliance with all applicable and relevant environmental, health, and safety laws, statutes, regulations, and ordinances, whether federal, state, or local, pertaining to the handling, storage, use, transportation, or other disposition of gaseous CO2 and liquid CO2.

(b)	EPCO further represents and warrants that EPCO is familiar with and has knowledge of, applicable and relevant transportation, environmental, health, and safety laws, statutes, regulations, and ordinances, whether federal, state, or local, pertaining to the construction and maintenance of EPCO's Liquefaction Plant. EPCO hereby assumes full responsibility for constructing and maintaining EPCO's Liquefaction Plant in such a condition which ensures that EPCO's Liquefaction Plant is in compliance with all federal, state, and local laws, statutes, and regulations pertaining to the construction and maintenance of EPCO's Liquefaction Plant. EPCO further assumes full responsibility for the operation of the Liquefaction Plant in compliance with all federal, state, and local laws, statutes and regulations pertaining to the operation of EPCO's Liquefaction Plant.

6.	AGREEMENT AND COVENANTS OF EPCO:

(a)	EPCO shall under no circumstances cause, suffer, or allow the release or disposal of any hazardous or nonhazardous wastes, substances, or other materials on, at, or in the Property and shall be and remain fully responsible for the ultimate disposition of such materials during and after the term of this Agreement. EPCO shall comply with any and all past, present, and future laws, rules, regulations, ordinances and the like, directly or indirectly relating to environmental protection, conservation, hazardous or non hazardous waste, substances, or other materials, emissions, discharges, releases, verbal or written notification or reporting, wildlife, natural resources, permitting, cleanup or remediation, onsite or offsite transportation, disposal, reclamation, recycling, or other disposition of such materials to the extent directly or indirectly relating or applying to EPCO's actions or inactions on, at, in or near the Property. EPCO shall maintain complete records of all materials relating to the foregoing during the term of this Agreement.

(b)	EPCO shall not use the Property for any disorderly or unlawful purpose, but only for the purposes stated in paragraph 4 of this Agreement.

7.	CONDITIONS OF PREMISES: EPCO acknowledges that EPCO has had full opportunity to inspect the Properties and is fully informed, independent of High Plains to the character and construction of the Property. EPCO accepts the premises as is, and in their present condition.

8.	TRADE FIXTURES AND EQUIPMENT: The parties agree that all fixtures and equipment installed or brought onto the Property shall not become or be deemed to be a part of the Property, but shall remain EPCO's property and may be removed from the Property by EPCO at any time during the term of this Agreement. Subject to the other provisions herein, repairs to EPCO's equipment shall be at EPCO's sole discretion and expense. High Plains covenants that any interest High Plains may now or hereafter have in EPCO's property located on the Property and any rights incident thereto shall be subordinate to the security interest of any secured party pursuant to a security agreement.

9.	ANNUAL RENTAL FEE: EPCO agrees to pay High Plains as rental for the use and occupancy of the Property, at the times and in the manner provided, a rental fee of $1.00 each Contract Year. EPCO will pay any and all taxes resulting from the equipment or improvements being placed upon the leased premises, including all personal property taxes on equipment, and any increase in real property taxes for the leased premises resulting from the equipment or improvements.

10.	PAYMENT OF RENT: The annual rental fee shall be paid in advance on or before the first day of a Contract Year. If the correct amount is not paid on or before the first day of a Contract Year, interest on any unpaid amount shall accrue at the rate of 10% for each Contract Year, and if such default continues for more than thirty (30) days after written notice from High Plains to EPCO, High Plains may terminate this Agreement without prejudice to its other remedies.

11.     UTILITIES:

(a)	EPCO shall, at its sole cost and expense, cause to be installed in, on, and about the Property all facilities necessary to supply thereto all water, sewerage, gas, electricity, telephone, and other services required in EPCO's operations hereunder; and during the term of this Lease, EPCO agrees to pay all charges and expenses in connection therewith and to protect High Plains and the Property therefrom. High Plains represents that such services are or will be available at or near the perimeter of the Property before construction of EPCO's Liquefaction Plant is begun.

(b)	EPCO shall pay all charges for all utilities, including but not limited to electricity, gas, fuel, water, sewer charges, telephone services used in or on the premises, as they become due and payable and to establish all accounts therefor in EPCO's name at the outset of the term of this Agreement. EPCO shall reimburse High Plains for the actual charges made by the City of York for direct wastewater disposal (currently estimated to be $.50/1,000 gallons), or for High Plains prorated actual costs if wastewater is treated by High Plains prior to discharge to the City. High Plains agrees to treat EPCO's waste water only if required by the City of York.

12.	RESTORATION OF THE PROPERTY: Within one hundred eighty (180) days of the termination of this Agreement, EPCO shall, at EPCO's sole expense, restore the Property and return possession of the Property to High Plains. Restoration of the Property shall mean the removal of all roads, parking lots, curbs, above ground structures, pilings, foundations, pipes and other underground structures placed on the Property by EPCO to at least one (1) foot below ground level. In the event EPCO fails to remove its personality from the Property and restore the Property as required in the preceding sentence, then High Plains may remove, or cause to have removed, EPCO's personality from the Property and restore the Property or cause to have the Property restored. EPCO shall reimburse High Plains for any reasonable costs High Plains may incur for removing EPCO's personality and restoring the Property. If requested by High Plains within 30 days after termination, EPCO shall leave certain specific improvements, which are integrally incorporated into the premises, such as roads, paving, curbs, foundations, etc.

13.	INDEMNITY:

(a)	High Plains does not assume any liability for any acts or omissions of
EPCO or EPCO's drivers, agents or employees. EPCO shall fully protect, indemnify, defend and hold High Plains, its affiliates, and their respective officers, directors, agents, servants and employees harmless from and against any and all claims and actions by third parties for personal injury, property damage or death caused by any liquid CO2 while at EPCO's Liquefaction Plant; any and all claims and actions by any third parties, against High Plains for personal injury, property damage or death sustained by anyone, arising out of or in connection with the maintenance, operation, control or use of the Property; all loss or damage to the High Plains facility, arising out of the ownership, maintenance, operations, control or use of the Property by EPCO; all taxes, penalties, fines, interest, liens or indebtedness or claims against High Plains property for work performed, or measured by the work performed, growing out of or incident to EPCO's operations under this Agreement. Third parties shall include, but not be limited to High Plains and EPCO employees, contractors and subcontractors. EPCO's duty to protect, indemnify, defend and hold High Plains harmless shall not extend to any action for which High Plains is insured through a Worker's Compensation plan. Additionally, EPCO shall not be held liable for any punitive damages assessed against High Plains.

14.	INSURANCE:

(a)	EPCO shall maintain at its own cost and expense such insurance of a type and in the amounts to insure EPCO's indemnification and other obligations under this Agreement which will protect High Plains from all claims for damages to persons and to property which may arise from the operation of the liquefaction Plant, or from work performed pursuant to this Agreement or any subcontracts related to this Agreement. EPCO shall maintain during the entire term of this Agreement insurance policies with minimum limits of coverage, all as set forth on Exhibit B which is made a part hereof by reference.

(b)	Such insurance shall also name High Plains as an additional insured.

15.	ASSIGNMENT AND SUBLEASING: Neither party may assign its rights and obligations under without the consent of the non-assigning party, which consent shall not be unreasonably withheld.

16.	TERMINATION AND DAMAGES:

(a)	High Plains and EPCO may terminate this Agreement or any provision herein by mutual consent upon such terms as they may agree in writing.

(b)	If either party breaches any provision of this Agreement, the nonbreaching party shall provide the breaching party with written notice of the alleged breach. The notice of alleged breach shall sufficiently describe the conduct which constitutes the alleged breach, the nonbreaching party's expectation of remedial action to be taken by the breaching party, the alleged damages suffered by the nonbreaching party and the time, which shall not be less than thirty (30) days, within which the breach must be cured. If the breaching party fails to cure the breach within the time specified in the notice of alleged breach; the non-breaching party may terminate this Agreement.

(c) If High Plains sells High Plains' Facility, EPCO may, at its sole discretion, terminate this Agreement without penalty assessed to EPCO.
(d) If EPCO fails to have completed, or made substantial progress toward completion and beginning of operation of the plant on or before May 31, 1998, High Plains may terminate this agreement.
(e) If the CO2 Purchase and Sale Agreement of even date herewith is terminated for any reason, then this lease shall also be considered terminated.

17.	FORCE MAJEURE:

(a)	Neither party shall be liable for failure to perform or for delay in performing this Agreement, where such failure or delay is occasioned by
(i) fire, explosion, breakdown of plant, failure of machinery, strike, lock-out, labor dispute, casualty or accident; (ii) storm, flood or drought;
(iii) lack or failure in whole or in part of the sources of supply, labor raw materials, or power, or other utilities; (iv) acts of God or of the public enemy, war, riots, police action, or civil commotion; or (v) any law regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any government or governmental agency or instrumentality; (vi) any other act, whatsoever, whether similar or dissimilar to those above-enumerated, beyond the reasonable control of the party suffering such event of force majeure. The party asserting that an event of force majeure has occurred shall send the other party notice thereof by cable, telecopy or telex no later than fourteen (14) days after the beginning of such claimed event, setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement, and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request.  As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure, and the parties shall use all reasonable efforts to minimize the duration of any event of force majeure.
(b)	It is agreed that if High Plains' Facility or EPCO's Liquefaction
Plant is destroyed by some force beyond their control, neither shall be required to rebuild its facility, and this Agreement will be canceled without penalty to either party.

18.	EMINENT DOMAIN: EPCO agrees that if the Property, or any part thereof, shall be taken or condemned for public or quasipublic use or purpose by any competent authority, EPCO shall have no claim against High Plains and shall not have any claim or right to any portion of the amount that may be awarded to High Plains as damages or paid as a result of any such condemnation. In the event that the Property or any substantial part thereof shall be taken or condemned by an governmental authority, then this Agreement shall terminate on the date on which EPCO is forced by such taking to cease carrying on the operation of EPCO's Liquefaction Plant.

19.	LEASE SUBORDINATION:

(a)	This lease shall at all times be subject, subordinate, and inferior to a first mortgage, if any, that may be placed on the land owned by High Plains; and the recording of such mortgage shall be deemed prior to this lease, irrespective of the recording date of such mortgage, and EPCO will, upon demand, without cost, execute any instrument necessary to effectuate such subordination, and if EPCO, within five (5) days after submission of such instrument fails to execute the same, High Plains is hereby authorized to execute same as attorney-in-fact for EPCO.

(b)	It is a condition, however, to the foregoing subordination that so long as EPCO shall faithfully discharge the obligations on its part to be kept and performed under the terms of this lease, its tenancy will not be disturbed nor this lease affected by any default under such mortgage or mortgages; and in the event of foreclosure, or any enforcement of such mortgage, the right of EPCO hereunder shall expressly survive and not be cut off, and this lease shall, in all respects, continue in full force and effect, provided always, however, that EPCO fully performs all of its obligations hereunder.

20.	EASEMENTS AND RESTRICTIONS OF RECORD: This lease is subject to all statutes, ordinances, and regulations, including, without limitation, those relating to zoning now or hereafter applicable to the Property, and to all covenants, easements, reservations, and restrictions of record applicable to the Property. High Plains agrees to provide EPCO with a survey which discloses easements and restrictions of record.

21.	ENTIRE AGREEMENT: This Agreement comprises the entire agreement between the parties and there are no oral promises, representations, or other warranties affecting it. No amendment or modifications of any of the terms and provisions of this Agreement shall be binding upon either High Plains or EPCO unless the same be expressed in writing and signed by both parties.

22.	MISCELLANEOUS:

(a)	Headings are for reference only and do not affect the meaning of any paragraph. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	Nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Neither party shall have the authority to enter into agreements of any kind on behalf of the other, nor shall either party have the power or authority to bind or obligate the other in any manner to any third party.

(c)	The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach or any provision of this Agreement shall not be construed as a waiver of any continuingor succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

23.	CHOICE OF LAWS: This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nebraska.

24.	NOTICES: Notices and other communications between the parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the parties hereto at the addresses set forth below:

      To High Plains:         High Plains Corporation
                              200 West Douglas, Suite 820
                              Wichita, Kansas 67202

      To EPCO:                EPCO Carbon Dioxide Products, Inc.
                              1500 Lamy Lane
                              Monroe, Louisiana  71201

All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is five (5) calendar days after the date on which deposited or sent, if sent by mail or telegraph. Each party hereto may change its address for purposes hereof by Notice given to the other party in the manner prescribed herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, this 6th day of November, 1997.


HIGH PLAINS CORPORATION                      EPCO CARBON DIOXIDE PRODUCTS, INC.


By: s/Christopher G. Standlee                By: s/Eric P. Wiesemann
Title: Vice President                        Title: President


Attest: H.T. Ritchie                         Attest: Emmett W. Averett